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                                                                     Exhibit 3.1

                                   EXHIBIT A

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                           OF SIMPLEX SOLUTIONS, INC.

                                   ARTICLE I

     The name of the corporation is Simplex Solutions, Inc.

                                   ARTICLE II

     The address of the corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE III

     The purpose of the corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

     A. Authorized Stock. The corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares which the corporation is authorized to issue is Forty-Eight Million (48,000,000) shares. Thirty-Four Million (34,000,000) shares shall be designated as Common stock and Fourteen Million (14,000,000) shares shall be designated as Preferred Stock, each with a par value of $0.001.

     B. Preferred Stock. The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in series. Of such authorized Preferred Stock, Four Million Two Hundred Seventy-Eight Thousand Eight Hundred Fifty-Four (4,278,854) shares shall be designated Series A Preferred Stock ("SERIES A PREFERRED"), One Million Six Hundred Twenty-Five Thousand Nine Hundred Twenty-Four (1,625,924) shares shall be designated Series B Preferred Stock ("SERIES B PREFERRED"), One Million Two Hundred Thousand (1,200,000) shares shall be designated Series C Preferred Stock (the "SERIES C PREFERRED"), Two Million Two Hundred Fifty Thousand (2,250,000) shares shall be designated Series D Preferred Stock (the "SERIES D PREFERRED") and Four Million (4,000,000) shares shall be designated Series E Preferred Stock (the "SERIES E PREFERRED"). The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Section B of
Article IV.

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     Except as to the Series A, Series B, Series C, Series D and Series E
Preferred Stock and except as otherwise provided in this Amended and Restated Certificate of Incorporation, the Board of Directors is hereby authorized to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued additional series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them. The Board of Directors, except as otherwise provided in this Amended and Restated Certificate of Incorporation, is also authorized to decrease the number of shares of any series, excluding the Series A, Series B, Series C, Series D and Series E Preferred Stock, subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

          1. Dividend Provisions. The holders of shares of Series A, Series B, Series C, Series D and Series E Preferred shall be entitled to receive dividends at a rate of $0.0208, $0.0624, $0.14, $0.2688 and $0.30, respectively, per share per annum (adjusted to reflect stock splits, stock dividends and recapitalizations), payable out of funds legally available therefor. Such dividends shall be payable only when, as, and if declared by the Board of Directors and shall be noncumulative. No dividends (other than those payable solely in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the corporation) shall be payable on any Common Stock of the corporation during any fiscal year of the corporation until dividends in the amount of $0.0208, $0.0624, $0.14, $0.2688 and $0.30 per share (adjusted to reflect stock splits, stock dividends and recapitalizations) on the Series A, Series B, Series C, Series D and Series E Preferred, respectively, shall have been paid or declared and set apart during that fiscal year.

          2.   Liquidation Preference.

               (a) In the event of any liquidation, dissolution or winding up of the corporation, either voluntary or involuntary, the holders of Series A, Series B, Series C, Series D and Series E Preferred shall be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the corporation to the holders of Common Stock by reason of their ownership thereof, the amount of $0.26 per share for each share of Series A Preferred then held by them, $0.78 per share for each share of Series B Preferred then held by them, $1.75 per share for each share of Series C Preferred then held by them, $3.36 per share for each share of Series D Preferred then held by them, and $3.75 per share for each share of Series E Preferred then held by them (each as adjusted to reflect stock splits, stock dividends and recapitalizations), plus all accrued or declared but unpaid dividends thereon (respectively, the "SERIES A LIQUIDATION PREFERENCE," the "SERIES B LIQUIDATION PREFERENCE," the "SERIES C LIQUIDATION PREFERENCE," the "SERIES D LIQUIDATION PREFERENCE" and the "SERIES E LIQUIDATION PREFERENCE"). If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of the Series A, Series B, Series C, Series D and Series E Preferred shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, the full Series B Liquidation


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Preference, the Full Series C Liquidation Preference, the full Series D
Liquidation Preference and the full Series E Liquidation Preference, then the entire assets and funds of the corporation legally available for distribution shall be distributed ratably among the holders of the Series A, Series B, Series C, Series D and Series E Preferred in proportion to the preferential amount each such holder is entitled to receive.

          (b) After the distributions described in subsection (a) above have been paid in full, the remaining assets of the corporation available for distribution to stockholders shall be distributed among the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A, Series B, Series C, Series D and Series E Preferred).

          (c) Notwithstanding the foregoing, in the event that the amount to be distributed to the holders of Series A, Series B, Series C, Series D and Series E Preferred pursuant to Sections 2(a) and 2(b) would be greater than $1.04, $3.12, $7.00, $13.44 and $15.00, respectively, per share (adjusted to reflect stock splits, stock dividends and recapitalizations) then all remaining proceeds above such per share amount shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each such stockholder.

          (d) For purposes of this Section 2, any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the then outstanding voting power of the corporation or in which the outstanding shares of the corporation are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring corporation or other entity or person or its subsidiary (other than a reincorporation transaction) or a sale of all or substantially all of the assets of the corporation shall be treated as a liquidation, dissolution or winding up of the corporation and shall entitle the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Common Stock to receive at the closing in cash, securities or other property amounts as specified in Sections 2(a), 2(b) and 2(c) above.

          (e) Any securities to be delivered to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, Series E Preferred and Common Stock pursuant to Section 2(d) above shall be valued as follows:

               (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                    (A) If traded on a securities exchange or The Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three
(3) days prior to the closing;


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                         (B) If actively traded over-the-counter, the value
shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing; and

                         (C) If there is no active public market, the value
shall be the fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

                    (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in (i) (A),
(B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors of the corporation.

          3. Conversion. The holders of the Series A, Series B, Series C, Series D and Series E Preferred shall have conversion rights as follows (the "CONVERSION RIGHTS"):

             (a) Right to Convert.

                 (i) Subject to subsection (c), each share of Series A, Series B, Series C, Series D and Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the corporation or any transfer agent for the Series A, Series B, Series C, Series D and Series E Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $0.26 for each share of Series A Preferred, $0.78 for each share of Series B Preferred, $1.75 for each share of Series C Preferred, $3.36 for each share of Series D Preferred and $3.75 for each share of Series E Preferred by the conversion price at the time in effect for such share. The initial conversion price for shares of Series A Preferred (the "SERIES A CONVERSION PRICE"), SERIES B Preferred (the "SERIES B CONVERSION PRICE"), Series C Preferred (the "SERIES C CONVERSION PRICE"), Series D Preferred (the "SERIES D CONVERSION PRICE") and Series E Preferred (the "SERIES E CONVERSION PRICE" and together with the Series A Conversion Price, the Series B Conversion Price, the Series C Conversion Price and the Series D Conversion Price, the "CONVERSION PRICE") shall be $0.26, $0.78, $1.75, $3.36 and $3.75 per share, respectively; provided, however, that such Conversion Prices shall be subject to adjustment as set forth in subsection 3(c).

                 (ii) Each share of Series A, Series B, Series C, Series D and Series E Preferred shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Series A, Series B, Series C, Series D and Series E Preferred upon the consummation of the corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the "SECURITIES ACT"), which results in aggregate gross cash proceeds to the corporation in excess of $7,500,000 and the public offering price of which is not less than $5.50 per share (adjusted to reflect stock splits, stock dividends and recapitalizations).


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          (b)  Mechanics of Conversion. Before any holder of Series A, Series
B, Series C, Series D or Series E Preferred shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the corporation or of any transfer agent for the Series A, Series B, Series C, Series D or Series E Preferred, and shall give written notice by mail, postage prepaid, to the corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A, Series B, Series C, Series D or Series E Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A, Series B, Series C, Series D or Series E Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act, the conversion will be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, unless otherwise designated in writing by the holders of such Series A, Series B, Series C, Series D or Series E Preferred, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series A, Series B, Series C, Series D or Series E Preferred shall not be deemed to have converted such Series A, Series B, Series C, Series D or Series E Preferred until immediately prior to the closing of such sale of securities.

          (c) Conversion Price Adjustments of Preferred Stock. The Conversion Price of the Series A, Series B, Series C, Series D or Series E Preferred shall be subject to adjustment from time to time as follows:

               (i) (A) If the corporation, at any time or from time to time after the date of the first issuance of shares of Series A, Series B, Series C, Series D or Series E Preferred (the "PURCHASE DATE" for such series of Preferred Stock), shall issue any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for that particular series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall forthwith be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the corporation for the total number of shares of Additional Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of such shares of Additional Stock so issued; provided that for the purposes of this subsection, all shares of Common Stock issuable upon conversion of outstanding Preferred Stock shall be deemed to be outstanding, and immediately




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after any Additional Stock is deemed issued, such Additional Stock shall be deemed to be outstanding.

                    (B) No adjustment of the Conversion Price for the Series A, Series B, Series C, Series D or Series E Preferred shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in subsections 3(c)(i)(E)(3) and 3(c)(i)(E)(4), no adjustment of such Conversion Price pursuant to this subsection 3(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                    (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                    (D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

                    (E) In the case of the issuance, whether before, on or after the Purchase Date of the Series A, Series B, Series C, Series D or Series E Preferred, of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock), the following provisions shall apply:

                         1.   The aggregate maximum number of shares of Common
Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)), if any, received by the corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby.

                         2.   The aggregate maximum number of shares of Common
Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the corporation for

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any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 3(c)(i)(C) and 3(c)(i)(D)).

               3. In the event of any change in the number of shares of Common Stock deliverable or any increase in the consideration payable to the corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Prices of the Series A, Series B, Series C, Series D or Series E Preferred obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities, and any subsequent adjustments based thereon, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

               4. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Prices of the Series A, Series B, Series C, Series D or Series E Preferred obtained with respect to the adjustment which was made upon the issuance of such options, rights or securities or options or rights related to such securities, and any subsequent adjustments based thereon, shall be recomputed to reflect the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities. Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities shall continue to be deemed to be issued.

               5. All Common Stock deemed issued pursuant to this subsection 3(c)(i)(E) shall be considered issued only at the time of its deemed issuance and any actual issuance of such stock shall not be an actual issuance or a deemed issuance of the corporation's Common Stock under the provisions of this
Section 3, provided however, that in the case of any options to purchase or rights to subscribe for Common Stock which expire by their terms not more than 30 days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of all such options or rights, whereupon such adjustment shall be made in the same manner provided in subsection (E)(4) above.

          (ii) "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 3(c)(i)(E)) by the corporation on or after the Purchase Date other than shares of Common Stock issued or issuable;

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
                 (A) pursuant to a transaction described in subsection 3(c)(iii) hereof;

                 (B) to officers, directors, employees and consultants of the corporation directly or pursuant to a stock option plan or restricted stock plan approved by the stockholders and directors of the corporation;

                 (C) in connection with a capital equipment lease, technology acquisition, or similar transaction approved by the Board of Directors of the corporation;

                 (D) for which adjustment of the Conversion Price is made pursuant to this Section 3; or

                 (E) upon conversion of the Series A, Series B, Series C, Series D or Series E Preferred.

          (iii) In the event the corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Prices of the Series A, Series B, Series C, Series D and Series E Preferred shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of outstanding shares determined in accordance with subsection 3(c)(i)(E).

          (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Prices for the Series A, Series B, Series C, Series D and Series E Preferred shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

     (d) Other Distributions. In the event the corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 3(c)(iii), then, in each such case for the purpose of this subsection 3(d), the holders of the Series A, Series B, Series C, Series D and Series E Preferred shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of


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shares of Common Stock of the corporation into which their shares of Series A,
Series B, Series C, Series D and Series E Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the corporation entitled to receive such distribution.

          (e) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in Sections 2 or 3) provision shall be made so that the holders of the Series A, Series B, Series C, Series D and Series E Preferred shall thereafter be entitled to receive upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 with respect to the rights of the holders of the Series A, Series B, Series C, Series D and Series E Preferred after the recapitalization to the end that the provisions of this Section 3 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A, Series B, Series C, Series D and Series E Preferred) shall be applicable after that event as nearly equivalent as may be practicable.

          (f) No Impairment. The corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A, Series B, Series C, Series D and Series E Preferred against impairment.

          (g)  No Fractional Shares and Certificate as to Adjustments.

               (i) No fractional shares shall be issued upon conversion of the Series A, Series B, Series C, Series D or Series E Preferred, and the number of shares of Common Stock to be issued upon conversion shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A, Series B, Series C, Series D or Series E Preferred the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

               (ii) Upon the occurrence of each adjustment or readjustment of any Conversion Price of Series A, Series B, Series C, Series D or Series E Preferred pursuant to this Section 3, the corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A, Series B, Series C, Series D or Series E Preferred a certificate setting forth such

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adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The corporation shall, upon the written request at any time of any holder of Series A, Series B, Series C, Series D or Series E Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Prices at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A, Series B, Series C, Series D or Series E Preferred.

               (h) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the corporation shall mail to each holder of Series A, Series B, Series C, Series D and Series E Preferred, at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

               (i) Reservation of Stock Issuable Upon Conversion. The corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A, Series B, Series C, Series D and Series E Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A, Series B, Series C, Series D and Series E Preferred; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A, Series B, Series C, Series D and Series E Preferred, in addition to such other remedies as shall be available to the holders of such Series A, Series B, Series C, Series D and Series E Preferred, the corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

               (j)  Notices. Any notice required by the provisions of this
Section 3 to be given to the holders of shares of Series A, Series B, Series C, Series D and Series E Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the corporation.

          4. Voting Rights. Each holder of shares of Series A, Series B, Series C, Series D and Series E Preferred shall have the right to one vote for each share of Common stock into which such Series A, Series B, Series C, Series D or Series E Preferred could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders' meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote, together with



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
holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

     5. Protective Provisions. So long as shares of Preferred Stock are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock, voting together as one class except where otherwise required by law;

          (a) create or issue any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over, or being on a parity with, the Series A, Series B, Series C, Series D or Series E Preferred;

          (b) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly owned subsidiary corporation) or effect any transaction or series of related transactions in which more than 50% of the voting power of the corporation is disposed of; or

          (c) engage in any act which would result in taxation of the holders of shares of the Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code of 1986, as hereafter from time to time amended).

     So long as shares Series E Preferred are outstanding, the corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least Sixty-Six and Two-Thirds Percent (66-2/3%) of the then outstanding Series E Preferred, voting together as one class:

          (a) amend or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Series E Preferred;

          (b) create or issue any new class or series of stock or any other securities convertible into equity securities of the corporation having a preference over the Series E Preferred;

          (c) reclassify any outstanding shares into shares having a preference over, or being on parity with, as to dividends or liquidation rights, the Series E Preferred;

          (d) amend the corporation's Certificate of Incorporation in a manner that adversely affects the rights, preferences or privileges of the Series E Preferred; or

          (e) declare or pay a dividend on the Common Stock (other than a dividend payable solely in shares of Common Stock).

     6. Status of Converted Stock. In the event any shares of Series A, Series B, Series C, Series D or Series E Preferred shall be converted pursuant to Section 3 hereof, the shares so converted shall be canceled and shall not be issuable by the corporation, and the

Certificate of Incorporation of the corporation shall be appropriately amended to effect the corresponding reduction in the corporation's authorized capital stock.

      C.    Common Stock.

            1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of the corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

            2. Liquidation Rights. Upon the liquidation, dissolution or winding up of the corporation, the assets of the corporation shall be distributed as provided in Section B.2.

            3.    Redemption. The Common Stock is not redeemable.

            4. Voting Rights. The holder of each share of Common Stock shall have the right to one vote, and shall be entitled to notice of any stockholders meeting in accordance with the Bylaws of the corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.

                                   ARTICLE V

      The corporation shall have perpetual existence.

                                   ARTICLE VI

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the corporation without any action on the part of the stockholders.

                                  ARTICLE VII

      The number of directors which will constitute the whole Board of Directors of the Corporation shall be as specified in the Bylaws of the corporation.

                                  ARTICLE VIII

      The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

                                   ARTICLE IX

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the corporation.

                                   ARTICLE X

     To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. The corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the corporation or any predecessor to the corporation. Neither any amendment nor repeal of this Article X, nor the adoption of any provision of this Certification of Incorporation inconsistent with this Article X, shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

                                   ARTICLE XI

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the corporation.


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